Exhibit 23.5

Consent of Independent Auditors

We consent to the use in this Registration Statement on Form S-4 of our report dated July 2, 2021 relating to the financial statements of CPPIB Crestone Peak Resources America Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

July 13, 2021